UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7)*



                                Saks Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

             Common Stock, par value $0.10 per share ("Saks Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    79377W108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)
       [X]   Rule 13d-1(c)
       [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Carlos Slim Helu

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico
                              5    SOLE VOTING POWER
                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                16,700,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 - 0 -
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   16,700,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,700,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES [ ]

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.0% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Carlos Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                16,700,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   16,700,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,700,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.0% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Marco Antonio Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                16,700,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   16,700,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,700,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.0% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Patrick Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                16,700,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   16,700,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,700,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.0% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Maria Soumaya Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                16,700,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   16,700,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,700,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.0% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vanessa Paola Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                16,700,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   16,700,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,700,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.0% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Johanna Monique Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                16,700,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   16,700,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,700,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.0% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Inmobiliaria Carso, S.A. de C.V.

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                16,700,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   16,700,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,700,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.0% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          HC

Item 1.

     (a)   Name of Issuer:

           Saks Incorporated

     (b)   Address of Issuer's Principal Executive Offices:

           750 Lakeshore Parkway
           Birmingham, AL  35211

Item 2.

     (a)   Name of Persons Filing:

           This statement is filed pursuant to Rule 13d-2(b) under the U.S. Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

           (1)

           Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family"). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V ("Inmobiliaria").

           (2)

           Inmobiliaria, a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Mexico"), is a holding company with portfolio investments in various companies.

     (b)   Address of Principal Business Office:

           (i) The principal business address for each member of the Slim Family is:

           Paseo de las Palmas 736
           Colonia Lomas de Chapultepec
           11000 Mexico D.F.
           Mexico

           (ii) Inmobiliaria's principal business address is:

           Avenida Insurgentes Sur #3500
           Colonia Pena Pobre
           Delegacion Tlalpan
           14060 Mexico D.F.
           Mexico

     (c)   Citizenship:

           Each member of the Slim Family is a Mexican citizen and Inmobiliaria is a Mexican corporation.

     (d)   Title of Class of Securities:

           Common Stock, par value $0.10 per share

     (e)   CUSIP Number:

           79377W108

Item 3.    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a(n):

     (a) [ ] Broker or dealer registered under Section 15 of the Act;

     (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

     (e) [ ] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

     (a)   Amount Beneficially Owned:

           As of the date of this filing, (i) Inmobiliaria directly owns 16,700,000 Saks Shares, and (ii) the Slim Family, which owns all of the issued and outstanding voting equity securities of Inmobiliaria, may be deemed to beneficially own indirectly the Saks Shares that may be deemed beneficially owned directly by Inmobiliaria.

     (b)   Percent of Class:

           The Saks Shares beneficially owned by the Reporting Persons constitute approximately 12.0% of the issued and outstanding Saks Shares, based on 139,730,302 Saks Shares outstanding, as reported in the 10-Q filed by the Issuer with the Securities and Exchange Commission on December 9, 2004.

     (c)   Number of shares as to which such person has:

             (i)  Sole power to vote or to direct the vote: -0-
            (ii)  Shared power to vote or to direct the vote:
                  16,700,000 Saks Shares
           (iii)  Sole power to dispose or to direct the disposition of: -0-
            (iv)  Shared power to dispose or direct the disposition of:
                  16,700,000 Saks Shares

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu

         -------------------------------------

         Carlos Slim Domit                        By: /s/ Eduardo Valdes Acra
                                                      -----------------------
         -------------------------------------        Eduardo Valdes Acra
                                                      Attorney-in-Fact
         Marco Antonio Slim Domit                     February 14, 2005

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         -------------------------------------
         By: Armando Ibanez Vazquez
         Title: Attorney-in-Fact

                                  Exhibit Index

Exhibit 24.1      Powers of Attorney for the Slim Family and Inmobiliaria.

Exhibit 99.1 Joint Filing Agreement, dated as of February 14, 2005, by and among the Slim Family and Inmobiliaria.